EXHIBIT 3.165

RESTATED BY-LAWS

OF

ROBINSON-PHILLIPS COAL COMPANY

(As Amended and Restated on May 1, 1974)

ARTICLE I.

Vote of Stockholder.

1.1 Written Agreement. Whenever a vote of the Stockholder is required or permitted to be taken in connection with any corporate action, the vote shall be dispensed with upon the Stockholder’s agreeing in writing to such corporate action being taken.

1.2 Agreement in Lieu of Annual Meeting. In lieu of an annual meeting for the election of Directors and transaction of other appropriate business, an agreement pursuant to Section 1.1 above shall be executed each year by the Stockholder as of the last Wednesday in May if that day is not a legal holiday. If it is, then such agreement shall be executed as of the next succeeding day not a legal holiday.

ARTICLE II.

Directors.

2.1 General Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors, and, except as otherwise expressly provided by law, the Certificate of Incorporation or these By-laws, all of the powers of the Corporation shall be vested in such Board.

2.2 Number of Directors. The Board of Directors shall be three in number.

2.3 Election and Removal of Directors; Quorum.

(a) Directors shall be elected annually by the Stockholder to succeed those Directors whose terms have expired and to fill any vacancies then existing.

(b) Directors shall hold their offices for terms of one year and until their successors are elected and qualified. Any Director may be removed from office by a vote of the Stockholder.

(c) Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire on the date fixed for the expiration of the term of office of the Director to which such Director was so elected.

(d) A majority of the number of Directors elected and serving at the time of any meeting shall constitute a quorum for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.

2.4 Meetings of Directors.

(a) Meetings of the Board of Directors shall be held at such places within or without the State of West Virginia as the Board may designate.

(b) An annual meeting of the Board of Directors shall be held in each year on the last Wednesday in May at 10:35 a.m., if that day is not a legal holiday. If it is, the meeting shall be held on the next succeeding day not a legal holiday. Other meetings of the Board of Directors shall be held at times fixed by resolution of the Board, or upon call of the President or any two of the Directors.

(c) The Secretary or officer performing the Secretary’s duties shall give not less than twenty-four hours’ notice by letter, telegraph or telephone of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

2.5 Compensation. By resolution of the Board, Directors may be allowed a fee and expenses for attendance at all meetings, as well as other privileges. But nothing herein shall preclude Directors from serving the Corporation in other capacities and receiving compensation for such other services.

2.6 Committees.

(a) The Board of Directors, by resolution duly adopted, may establish an Executive Committee, a Finance Committee, and such other standing or special committees of the Board as it may deem advisable; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

(b) Regular and special meetings of any Committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these By-laws for regular and special meetings of the Board of Directors.

(c) A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

2.7 Written Agreement. Whenever the vote of Directors at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote of such Directors may be dispensed with if all the Directors shall agree in writing to such corporate action being taken.

ARTICLE III.

Officers.

3.1 Election of Officers; Terms. The officers of the Corporation shall consist of a President, a Secretary and a Treasurer. Other officers, including a Chairman of the Board, one or more Vice-Presidents (whose seniority and titles, including Executive Vice-Presidents and Senior Vice-Presidents, may be specified by the Board of Directors), and assistant and subordinate officers, may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. The President shall be chosen from among the Directors. Any two officers may be combined in the same person as the Board of Directors may determine, except that the President and Vice-President (if any) may not be the same person.

3.2 Removal of Officers; Vacancies. Any officer of the corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the Board of Directors.

3.3 Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

3.4 Compensation. The Board of Directors shall have authority to fix the compensation of all officers of the Corporation.

ARTICLE IV.

Capital Stock.

4.1 Certificates. The shares of capital stock of the Corporation shall be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law.

4.2 Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

4.3 Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the Certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

ARTICLE V.

Miscellaneous Provisions.

5.1 Seal. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word “Seal” and the name of the Corporation.

5.2 Fiscal Year. The fiscal year of the Corporation shall be the calendar year unless changed by resolution of the Board.

5.3 Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

5.4 Amendment of By-laws. These By-laws may be amended, altered or repealed by vote of the Stockholder.

5.5 Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, the President may from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and the President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment the President may himself attend any meetings of the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other Corporation.

ROBINSON-PHILLIPS COAL COMPANY

AGREEMENT OF STOCKHOLDER

MAY 1, 1974

The undersigned, being the sole holder of all the outstanding capital stock of Robinson-Phillips Coal Company (the Corporation), and acting pursuant to Section 31-1-68 of the Code of West Virginia, hereby agrees to the adoption of the following resolution as of the above date:

RESOLVED, that the By-laws of the Corporation are hereby amended and restated as set forth in the form presented with this Consent under the caption “Restated By-laws of Robinson-Phillips Coal Company (As Amended and Restated on May 1, 1974),” a copy of which is to be filed in the Corporation’s minute book.

A. T. MASSEY COAL COMPANY, INC.

By	/s/ E. Morgan Massey
E. Morgan Massey, President